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                                                                    Exhibit 99.5



FOR IMMEDIATE RELEASE

                   MOLTEN METAL TECHNOLOGY RAISES $20 MILLION
                            THROUGH PRIVATE PLACEMENT


WALTHAM, Mass., September 8, 1997 - Molten Metal Technology, Inc. (NASDAQ: MLTN) today announced it has raised $20 million in a private financing transaction with three institutional investor groups. The investors purchased a three-year preferred equity security.

The investors can convert the preferred shares into Molten Metal Technology common stock after 120 days, although a significant penalty would be incurred for conversion and sale prior to September 8, 1998. The shares will initially convert into common stock at a premium to the average of the five day closing bid prices of the common stock set the day prior to closing, or $5.83 per common share, with an adjustment for market conditions at the time of conversion. Molten Metal Technology can also choose to repurchase the shares for cash at any time, or convert the shares into common stock upon achievement of certain price levels of its common stock. The shares automatically convert into common stock on the third anniversary of their issue and have an annual premium accruing at five percent. Warrants to purchase 566,000 shares of common stock have been issued to the placement agent in conjunction with the financing. These warrants are exercisable over a three year period at an exercise price of $6.625 per share.

The company plans to use the funds primarily to support the start-up of its Bay City Recycling Facility and to complete the construction of its first commercial plant for the municipal waste market in Japan.

The preferred stock and warrants were issued to accredited institutional investors in a private placement in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act") provided by Regulation D of the Act. The preferred stock and warrants and common stock issuable upon their conversion or exercise have not been registered under the Act and may not be offered or sold in the United Sates without registration under the Act or compliance with an applicable exemption from registration.


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MOLTEN METAL TECHNOLOGY, INC.
Contact:  Brian Payea (Investors): 617-487-7648
          Michele Perry (Media): 617-487-7639